EXHIBIT 4.5

AMENDMENT TO THE CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF
THE SERIES L PREFERRED STOCK OF
RIBOZYME PHARMACEUTICALS, INC.
DATED APRIL 30, 1999

Ribozyme Pharmaceuticals, Inc., a company organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as provided in the Corporation’s Certificate of Incorporation, and by the sole holder of the Series L Preferred Stock of the Corporation pursuant to the General Corporation Law of Delaware:

RESOLVED, that the first sentence of Section E(5)(f) of the Certificate of Designations, Preferences and Rights of Series L Preferred Stock of the Corporation filed with the Delaware Secretary of State on April 30, 1999, be deleted and replaced with the following sentence:

“RPI shall reserve and keep available from time to time such amount of its authorized but unissued shares of common stock as is reasonably sufficient to provide for the conversion of the Series L Preferred.”

RESOLVED FURTHER, that the Amendment to the Certificate of Designations, Preferences and Rights of Series L Preferred Stock, in substantially the form attached hereto as Exhibit A (“Amendment”), is hereby authorized and approved and the appropriate officers of the Corporation are hereby authorized to execute, file and deliver such Amendment with the Delaware Secretary of State;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company or otherwise, to make all such arrangements, to do and perform all such acts and things, and to execute and deliver all such officers’ certificates and such other instruments and documents as they may deem necessary or appropriate in order to effectuate fully the purpose of each and all the foregoing resolutions (hereby ratifying and confirming any and all actions taken heretofore and hereafter to accomplish such purposes, all or singular).

IN WITNESS WHEREOF, this Amendment to the Certificate of Designation, Preferences and Rights of the Series L Preferred Stock of the Corporation dated April 30, 1999, is executed on behalf of the Corporation this 18th day of February, 2000.

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RIBOZYME PHARMACEUTICALS, INC

By:	/s/ LAWRENCE E. BULLOCK
Lawrence E. Bullock, Vice President of Administration and Finance, CFO and Secretary